Exhibit 23

                     Consent of Independent Accountants

        We consent to the incorporation by reference in the Prospectus Supplement of ABN AMRO Mortgage Corporation, relating to the Multi-Class Mortgage Pass-Through Certificates, Series 2001-3, of our report dated February 2, 2001, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000. We also consent to the reference to our Firm under the caption "Experts".


                                          /s/ PricewaterhouseCoopers LLP


June 22, 2001









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